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                                                                   Exhibit 10.26



December 20, 2001

Timothy A. Crown
Chief Executive Officer
Insight Enterprises, Inc.

VIA HAND DELIVERY

Dear Tim:

Thank you for agreeing to make an exception to Section 2.9 (Stock Trading) of the Insight Enterprises, Inc. ("Insight") Personnel Manual, thereby allowing me to trade Insight stock during an otherwise "closed" trading window. I understand and agree that you may re-close my trading window at any time upon written notice to me. Thank you for also allowing me to engage in open market option trading activities with regard to my Insight stock options, which I understand is also an exception to Insight's Stock Trading policy. I understand and agree that the granting of these policy exceptions constitutes confidential information, and I agree to hold this information in confidence pursuant to the terms of my January 1, 2000 Employment Agreement, as amended by my May 17, 2001 Amendment to Employment Agreement (collectively, the "Agreement").

I hereby certify that I am in possession of no material non-public information with regard to Insight or its stock. I understand and agree that, pursuant to Securities and Exchange Commission regulations, I may not trade Insight stock while I am in possession of material non-public information with regard to Insight or its stock. I further understand and agree that, notwithstanding my opened stock trading window, I am not to trade Insight stock in violation of any law or regulation.

I understand and agree that I am and have been a Section 16 filer with regard to Insight stock, and that I am subject to Section 16 trading and filing obligations for six (6) months following my removal as a Section 16 filer.

I understand and agree that on the date of termination of my employment, March 18, 2002, my unvested stock options will vest and will be available for exercise and the restrictions on my restricted stock will lapse. I further understand and agree that all stock options that are not exercised by March 27, 2002 will lapse. I understand and agree that the stock option summary provided to me on this date, attached hereto as "Exhibit A", is an accurate statement of all of my stock options as of the date hereof. I understand and agree that the restricted stock summary
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Timothy A. Crown
December 20, 2001
Page 2 of 2
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provided to me on this date, attached hereto as "Exhibit B", is an accurate statement of all of my restricted stock as of the date hereof.

I understand and agree that the lump-sum Base Salary portion of the Severance payout due to me on March 18, 2002 pursuant to the Agreement totals $277,708.32 and that I will also continue to receive my regular semi-monthly payroll payments through March 18, 2002. I further understand and agree that the Incentive Compensation portion of the Severance payout due to me on March 18, 2002 pursuant to the Agreement totals $1,040,698.75. I understand and agree that all payments I receive from Insight are subject to withholding of applicable taxes. I understand and agree that I may continue to participate in Insight's employee benefits plans, pursuant to the terms of the Agreement. I understand and agree that, provided Insight fulfills its obligations as stated in this letter, no further payments are due to me under the Agreement and I have no further claim against Insight with regard to the Agreement.

Sincerely,



/s/ Michael Gumbert


Michael Gumbert


AGREED TO AND ACCEPTED BY INSIGHT ENTERPRISES, INC.


By: /s/ Stanley Laybourne
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   Stanley Laybourne, Chief Financial Officer